Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2022 Results; Introduces Fiscal 2023 Guidance
•Full year orders over $10 billion, up over 20% year over year
•Fourth quarter reported sales up 17.6% year over year; organic sales up 20.5% year over year
•Fourth quarter diluted EPS $2.91, up over 300% year over year; Adjusted EPS $3.04, up 30% year over year
•Full year reported sales of $7.8 billion, up 10.9% year over year; organic sales up 11.3% year over year
•ARR grew 14% year over year; total ARR over 8% of revenue
•Full year fiscal 2022 diluted EPS $7.97; Adjusted EPS $9.49
•Full year fiscal 2022 Cash Flow from Operations of $823 million
•Fiscal 2023 guidance:
◦Reported sales growth of 7.5% - 11.5%; organic sales growth of 9.0% - 13.0%
◦Diluted EPS $9.54 - $10.34; Adjusted EPS $10.20 - $11.00
MILWAUKEE (November 2, 2022) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2022 fourth quarter and full year results and introduced fiscal 2023 guidance.

"We had a great finish to this fiscal year, with our Q4 organic sales and earnings both growing double digits year over year and sequentially. Rockwell delivered very strong operating performance amidst continued supply chain volatility, significant inflation, and currency headwinds. Our strong orders and sales performance in fiscal 2022 reflect the compelling value we provide to our customers across many industries and regions,” said Blake Moret, Chairman and CEO.

Fiscal Q4 2022 Financial Results
Fiscal 2022 fourth quarter sales were $2,126 million, up 17.6% compared to $1,808 million in the fourth quarter of fiscal 2021. Organic sales increased 20.5%, currency translation decreased sales by 4.8%, and acquisitions increased sales by 1.9%.
Fiscal 2022 fourth quarter net income attributable to Rockwell Automation was $339 million or $2.91 per share, compared to $78.5 million or $0.67 per share in the fourth quarter of fiscal 2021. The increases in net income attributable to Rockwell Automation and EPS were primarily due to fair value adjustments recognized in the fourth quarter of fiscal 2021 in connection with our investment in PTC (the "fourth quarter PTC adjustment"). Fiscal 2022 fourth quarter Adjusted EPS was $3.04, up 30.5% compared to $2.33 in the fourth quarter of fiscal 2021, primarily due to higher sales, partially offset by a higher tax rate and unfavorable currency impact.
Pre-tax margin was 19.1% in the fourth quarter of fiscal 2022 compared to 0.2% in the same period last year. The increase in pre-tax margin was primarily due to the fourth quarter PTC adjustment.
Total segment operating earnings were $495 million in the fourth quarter of fiscal 2022, up 53.1% compared to $323 million in the same period of fiscal 2021. Total segment operating margin was 23.3% in the fourth quarter compared to 17.9% a year ago. The increase in segment operating margin was primarily due to higher sales and positive price/cost, partially offset by unfavorable currency impact.
Cash flow provided by operating activities in the fourth quarter of fiscal 2022 was $399 million, compared to $204 million in the fourth quarter of fiscal 2021. Free cash flow was $359 million compared to $160 million in the fourth quarter of fiscal 2021. Increases in cash flow provided by operating activities and free cash flow were primarily due to higher pre-tax income.
Fiscal 2022 Full Year Financial Results
Sales were $7,760 million in fiscal 2022, up 10.9% from $6,997 million in fiscal 2021. Organic sales increased 11.3%, currency translation decreased sales by 2.7%, and acquisitions increased sales by 2.3%.

Fiscal 2022 net income attributable to Rockwell Automation was $932 million or $7.97 per share, compared to $1,358 million or $11.58 per share in fiscal 2021. The decreases in net income attributable to Rockwell Automation and EPS were primarily due to fair value adjustments recognized in fiscal 2022 and fiscal 2021 in connection with our investment in PTC (the "full year PTC adjustments"). Fiscal 2022 Adjusted EPS was $9.49, up 0.6% compared to $9.43 in fiscal 2021. The increase in Adjusted EPS was primarily due to higher sales and lower incentive compensation, partially offset by higher investment spend, higher tax rate, and a prior year favorable legal settlement.
Pre-tax margin was 13.8% in fiscal 2022, compared to 21.8% last year. The decrease in pre-tax margin was primarily due to the full year PTC adjustments.
Total segment operating earnings were $1,543 million in fiscal 2022, up 10.9% from $1,391 million in fiscal 2021. Total segment operating margin was 19.9% compared to 19.9% a year ago. The positive impact from higher sales and lower incentive compensation was offset by higher investment spend and negative price/cost.
Cash flow provided by operating activities in fiscal year 2022 was $823 million, compared to $1,261 million in fiscal 2021. Free cash flow was $682 million compared to $1,141 million last year. Decreases in cash flow provided by operating activities and free cash flow were driven by higher working capital and the timing of bonus payments.

Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2023. Our guidance reflects record backlog and assumes continued supply chain stabilization.

Sales Growth Guidance		EPS Guidance
Reported sales growth	7.5% - 11.5%	Diluted EPS	$9.54 - $10.34
Organic sales growth (1)	9.0% - 13.0%	Adjusted EPS (1)	$10.20 - $11.00
Inorganic sales growth	~ 1.0%
Currency translation	~ (2.5)%
(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliation for more information on these non-GAAP measures.
Note: Guidance includes estimated impact of CUBIC acquisition in fiscal year 2023.

“As we look to 2023, we are confident in our ability to execute our strategy. Our record backlog, underlying customer demand, and a more resilient operating model position us well for another year of profitable double-digit growth. I’m proud of how our teams have navigated this challenging year. Now more than ever, Rockwell is committed to investing in attracting and retaining key talent. It’s the people who bring our strategy to life by supporting the immediate needs of our customers while focusing on continued innovation and investments for the future,” Moret continued.

Following is a discussion of quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2022 fourth quarter sales were $957 million, an increase of 11.7% compared to $857 million in the same period last year. Organic sales increased 16.3% and currency translation decreased sales by 4.6%. Segment operating earnings were $213 million in the fourth quarter of fiscal 2022 compared to $166 million in the same period last year. Segment operating margin increased to 22.3% in the fourth quarter of fiscal 2022 from 19.4% a year ago, primarily due to higher sales and positive price/cost, partially offset by unfavorable currency impact.
Intelligent Devices fiscal 2022 sales were $3,545 million, an increase of 7.0% from $3,312 million last year. Organic sales increased 9.7% and currency translation decreased sales by 2.7%. Segment operating earnings were $718 million in fiscal 2022 compared to $702 million in fiscal 2021. Segment operating margin decreased to 20.2% in fiscal 2022 from 21.2% a year ago, primarily due to negative price/cost and higher investment spend partially offset by higher sales and lower incentive compensation.
Software & Control
Software & Control fiscal 2022 fourth quarter sales were $657 million, an increase of 33.0% compared to $494 million in the same period last year. Organic sales increased 32.2%, currency translation decreased sales by 5.3%, and acquisitions increased sales by 6.1%. Segment operating earnings were $227 million in the fourth quarter of fiscal 2022 compared to $120 million in the same period last year. Segment operating margin increased to 34.5% in the fourth quarter of fiscal 2022 from 24.2% a year ago, primarily related to higher sales and positive price/cost, partially offset by unfavorable currency impact.
Software & Control fiscal 2022 sales were $2,313 million, an increase of 18.8% from $1,947 million last year. Organic sales increased 13.8%, currency translation decreased sales by 2.7%, and acquisitions increased sales by 7.7%. Segment operating earnings were $667 million in fiscal 2022 compared to $531 million in fiscal 2021. Segment operating margin increased to 28.8% in fiscal 2022 from 27.3% a year ago, primarily due to higher sales and lower incentive compensation, partially offset by higher investment spend and the impact of acquisitions.

Lifecycle Services
Lifecycle Services fiscal 2022 fourth quarter sales were $512 million, an increase of 12.1% compared to $457 million in the same period last year. Organic sales increased 15.8%, currency translation decreased sales by 4.6%, and acquisitions increased sales by 0.9%. Segment operating earnings were $54.7 million in the fourth quarter of fiscal 2022 compared to $37.1 million in the same period last year. Segment operating margin increased to 10.7% in the fourth quarter of fiscal 2022 from 8.1% a year ago, primarily due to higher sales.
Lifecycle Services fiscal 2022 sales were $1,903 million, an increase of 9.5% from $1,739 million last year. Organic sales increased 11.4%, currency translation decreased sales by 2.5%, and acquisitions increased sales by 0.6%. Segment operating earnings were $158 million in fiscal 2022 compared to $158 million in fiscal 2021. Segment operating margin decreased to 8.3% in fiscal 2022 from 9.1% a year ago, primarily due to supply chain constraints and higher investment spend, partially offset by higher sales and lower incentive compensation.

Supplemental Information
ARR - Total ARR and organic ARR grew 14% compared to the end of the fourth quarter of fiscal 2021.

Corporate and Other - Fiscal 2022 fourth quarter corporate and other expense was $35.1 million compared to $33.0 million in the fourth quarter of 2021. Corporate and other expense was $105 million for the full fiscal year 2022 compared to $121 million in fiscal 2021. The prior year includes deal costs associated with the acquisition of Plex Systems.
Purchase Accounting Depreciation and Amortization - Fiscal 2022 fourth quarter purchase accounting depreciation and amortization expense was $25.8 million, up $8.4 million from the fourth quarter of fiscal 2021. Full year fiscal 2022 purchase accounting depreciation and amortization expense was $104 million, up $48.8 million from fiscal 2021 primarily related to the August 2021 acquisition of Plex Systems.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2022 was 17.2% compared to (1,635)% in the fourth quarter of 2021. The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2022 was 17.8% compared to (3.1)% in the fourth quarter of 2021. The effective tax rate for the full fiscal year 2022 was 14.4% compared to 11.9% in fiscal 2021. The Adjusted Effective Tax Rate for the full fiscal year 2022 was 16.0% compared to 11.6% in fiscal 2021. These increases were related to higher discrete benefits in the prior year.
Share Repurchases - The Company repurchased 0.3 million shares of its common stock at a cost of $75.6 million during the fourth quarter of fiscal 2022. For the full fiscal year 2022, the Company repurchased 1.3 million shares of its common stock at a cost of $301 million. At September 30, 2022, $1.3 billion remained available under our existing share repurchase authorization.
ROIC - Return on invested capital for fiscal year 2022 was 15.2% compared to 30.7% for fiscal year 2021. The decrease was primarily related to higher invested capital and lower pre-tax income primarily related to the PTC adjustments.
Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in current period for which there was no comparable ARR in the prior period. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, November 2, 2022. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 2, 2022.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the availability and price of components and materials;
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the severity and duration of disruptions to our business due to pandemics (including the COVID-19 pandemic), natural disasters (including those as a result of climate change), acts of war (including the Russia and Ukraine conflict), strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•the availability and cost of capital;
•our ability to attract, develop, and retain qualified personnel;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls (including sanctions placed on Russia), cybersecurity, and climate change;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Sales
Intelligent Devices (a)	$957.4	$857.1	$3,544.6	$3,311.9
Software & Control (b)	657.2	494.1	2,312.9	1,947.0
Lifecycle Services (c)	511.7	456.6	1,902.9	1,738.5
Total sales (d)	$2,126.3	$1,807.8	$7,760.4	$6,997.4
Segment operating earnings
Intelligent Devices (e)	$213.2	$166.3	$717.6	$702.1
Software & Control (f)	227.0	119.8	666.7	531.0
Lifecycle Services (g)	54.7	37.1	158.3	158.2
Total segment operating earnings (1) (h)	494.9	323.2	1,542.6	1,391.3
Purchase accounting depreciation and amortization	(25.8)	(17.4)	(103.9)	(55.1)
Corporate and other	(35.1)	(33.0)	(104.7)	(120.6)
Non-operating pension and postretirement benefit credit (cost)	0.3	(15.5)	(4.7)	(63.8)
Change in fair value of investments	1.4	(227.2)	(136.9)	397.4
Legal settlement	—	—	—	70.0
Interest expense, net	(29.9)	(25.8)	(118.8)	(93.0)
Income before income taxes (i)	405.8	4.3	1,073.6	1,526.2
Income tax (provision) benefit	(69.8)	70.3	(154.5)	(181.9)
Net income	336.0	74.6	919.1	1,344.3
Net loss attributable to noncontrolling interests	(2.9)	(3.9)	(13.1)	(13.8)
Net income attributable to Rockwell Automation, Inc.	$338.9	$78.5	$932.2	$1,358.1

Diluted EPS	$2.91	$0.67	$7.97	$11.58

Adjusted EPS (2)	$3.04	$2.33	$9.49	$9.43

Average diluted shares for diluted EPS	115.8	117.2	116.7	117.1

Segment operating margin
Intelligent Devices (e/a)	22.3%	19.4%	20.2%	21.2%
Software & Control (f/b)	34.5%	24.2%	28.8%	27.3%
Lifecycle Services (g/c)	10.7%	8.1%	8.3%	9.1%
Total segment operating margin (1) (h/d)	23.3%	17.9%	19.9%	19.9%
Pre-tax margin (i/d)	19.1%	0.2%	13.8%	21.8%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, the $70 million legal settlement in fiscal 2021, interest expense, net, and income tax (provision) benefit because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, and net loss attributable to noncontrolling interests, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Sales (a)	$2,126.3	$1,807.8	$7,760.4	$6,997.4
Cost of sales	(1,239.9)	(1,088.4)	(4,658.4)	(4,099.7)
Gross profit (b)	886.4	719.4	3,102.0	2,897.7
Selling, general and administrative expenses (c)	(448.7)	(447.2)	(1,766.7)	(1,680.0)
Change in fair value of investments (1)	1.4	(227.2)	(136.9)	397.4
Other (expense) income	(0.6)	(14.4)	(1.6)	5.7
Interest expense	(32.7)	(26.3)	(123.2)	(94.6)
Income before income taxes	405.8	4.3	1,073.6	1,526.2
Income tax (provision) benefit	(69.8)	70.3	(154.5)	(181.9)
Net income	336.0	74.6	919.1	1,344.3
Net loss attributable to noncontrolling interests	(2.9)	(3.9)	(13.1)	(13.8)
Net income attributable to Rockwell Automation, Inc.	$338.9	$78.5	$932.2	$1,358.1

Gross profit as percent of sales (b/a)	41.7%	39.8%	40.0%	41.4%
SG&A as percent of sales (c/a)	21.1%	24.7%	22.8%	24.0%
(1) Primarily relates to the change in fair value of investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2022	September 30, 2021
Assets
Cash and cash equivalents	$490.7	$662.2
Receivables	1,736.7	1,424.5
Inventories	1,054.2	798.1
Property, net	586.5	581.9
Operating lease right-of-use assets	321.0	377.7
Goodwill and intangibles	4,426.0	4,647.7
Long-term investments	1,056.0	1,363.5
Other assets	1,087.6	846.0
Total	$10,758.7	$10,701.6
Liabilities and Shareowners’ Equity
Short-term debt	$968.4	$516.5
Accounts payable	1,028.0	889.8
Long-term debt	2,867.8	3,464.6
Operating lease liabilities	263.5	313.6
Other liabilities	2,614.3	2,823.0
Shareowners’ equity attributable to Rockwell Automation, Inc.	2,725.6	2,389.6
Noncontrolling interests	291.1	304.5
Total	$10,758.7	$10,701.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2022	2021
Operating activities:
Net income	$919.1	$1,344.3
Depreciation and amortization	238.9	189.8
Change in fair value of investments (1)	136.9	(397.4)
Retirement benefits expense	76.4	155.1
Pension contributions	(53.6)	(35.8)
Settlement of interest rate derivatives	—	(28.0)
Receivables/inventories/payables	(536.4)	(156.1)
Contract liabilities	102.0	104.4
Compensation and benefits	(78.2)	174.6
Income taxes	(162.9)	(126.9)
Other operating activities	180.9	37.0
Cash provided by operating activities	823.1	1,261.0
Investing activities:
Capital expenditures	(141.1)	(120.3)
Acquisition of businesses, net of cash acquired	(16.6)	(2,488.5)
Purchases of investments	(59.8)	(13.6)
Proceeds from sales and maturities of investments	213.5	0.6
Proceeds from sale of property	0.6	0.4
Other investing activities	(4.4)	(5.2)
Cash used for investing activities	(7.8)	(2,626.6)
Financing activities:
Net issuance of short-term debt	40.8	275.9
Issuance of debt, net of discount and issuance costs	18.8	1,697.0
Repayment of debt	(210.0)	(2.5)
Cash dividends	(519.4)	(497.1)
Purchases of treasury stock	(301.3)	(299.7)
Proceeds from the exercise of stock options	57.9	154.6
Other financing activities	(21.0)	(30.4)
Cash (used for) provided by financing activities	(934.2)	1,297.8
Effect of exchange rate changes on cash	(52.6)	16.8
Decrease in cash, cash equivalents, and restricted cash (2)	$(171.5)	$(51.0)
(1) Primarily relates to the change in fair value of investment in PTC.
(2) Cash, cash equivalents, and restricted cash at September 30, 2022 and 2021, includes restricted cash of $17.2 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2022, compared to sales for the three and twelve months ended September 30, 2021:

	Three Months Ended September 30,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,309.8	$32.0	$(5.0)	$1,282.8	$1,068.1
EMEA	381.4	2.2	(58.9)	438.1	352.9
Asia Pacific	296.1	—	(20.2)	316.3	268.6
Latin America	139.0	0.4	(3.2)	141.8	118.2
Total	$2,126.3	$34.6	$(87.3)	$2,179.0	$1,807.8

	Twelve Months Ended September 30,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$4,722.0	$152.0	$(6.5)	$4,576.5	$4,132.8
EMEA	1,437.6	6.8	(140.5)	1,571.3	1,405.7
Asia Pacific	1,088.0	0.4	(34.4)	1,122.0	1,012.2
Latin America	512.8	2.3	(6.6)	517.1	446.7
Total	$7,760.4	$161.5	$(188.0)	$7,786.9	$6,997.4
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2022, compared to sales for the three and twelve months ended September 30, 2021:

	Three Months Ended September 30,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$957.4	$—	$(39.7)	$997.1	$857.1
Software & Control	657.2	30.3	(26.4)	653.3	494.1
Lifecycle Services	511.7	4.3	(21.2)	528.6	456.6
Total	$2,126.3	$34.6	$(87.3)	$2,179.0	$1,807.8

	Twelve Months Ended September 30,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$3,544.6	$—	$(89.8)	$3,634.4	$3,311.9
Software & Control	2,312.9	150.6	(52.7)	2,215.0	1,947.0
Lifecycle Services	1,902.9	10.9	(45.5)	1,937.5	1,738.5
Total	$7,760.4	$161.5	$(188.0)	$7,786.9	$6,997.4
The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2022, compared to sales for the three and twelve months ended September 30, 2021:

	Three Months Ended September 30, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	22.6%	3.0%	(0.5)%	20.1%
EMEA	8.1%	0.6%	(16.6)%	24.1%
Asia Pacific	10.2%	—%	(7.6)%	17.8%
Latin America	17.6%	0.3%	(2.7)%	20.0%
Total	17.6%	1.9%	(4.8)%	20.5%

	Twelve Months Ended September 30, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	14.3%	3.7%	(0.1)%	10.7%
EMEA	2.3%	0.5%	(10.0)%	11.8%
Asia Pacific	7.5%	—%	(3.3)%	10.8%
Latin America	14.8%	0.5%	(1.5)%	15.8%
Total	10.9%	2.3%	(2.7)%	11.3%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2022, compared to sales for the three and twelve months ended September 30, 2021:

	Three Months Ended September 30, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	11.7%	—%	(4.6)%	16.3%
Software & Control	33.0%	6.1%	(5.3)%	32.2%
Lifecycle Services	12.1%	0.9%	(4.6)%	15.8%
Total	17.6%	1.9%	(4.8)%	20.5%

	Twelve Months Ended September 30, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	7.0%	—%	(2.7)%	9.7%
Software & Control	18.8%	7.7%	(2.7)%	13.8%
Lifecycle Services	9.5%	0.6%	(2.5)%	11.4%
Total	10.9%	2.3%	(2.7)%	11.3%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, change in fair value of investments, purchase accounting depreciation and amortization expense attributable to Rockwell Automation, and Net loss attributable to noncontrolling interests, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit (credit) cost for the three and twelve months ended September 30, 2022 and 2021 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Service cost	$15.0	$21.8	$71.7	$91.3
Operating pension and postretirement benefit cost	15.0	21.8	71.7	91.3

Interest cost	36.7	31.6	136.9	126.8
Expected return on plan assets	(55.6)	(59.3)	(230.7)	(241.3)
Amortization of prior service credit	(0.4)	(0.9)	(0.2)	(4.0)
Amortization of net actuarial loss	4.6	31.1	60.1	142.5
Settlement and curtailment charges	14.4	13.0	38.6	39.8
Non-operating pension and postretirement benefit (credit) cost	(0.3)	15.5	4.7	63.8

Net periodic pension and postretirement benefit cost	$14.7	$37.3	$76.4	$155.1
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other (expense) income in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Rockwell Automation	$338.9	$78.5	$932.2	$1,358.1
Non-operating pension and postretirement benefit (credit) cost	(0.3)	15.5	4.7	63.8
Tax effect of non-operating pension and postretirement benefit (credit) cost	(1.0)	(3.8)	(1.9)	(16.0)
Change in fair value of investments (1)	(1.4)	227.2	136.9	(397.4)
Tax effect of change in fair value of investments (1)	0.3	(54.8)	(30.8)	64.7
Purchase accounting depreciation and amortization attributable to Rockwell Automation	22.8	14.4	91.9	43.2
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(5.5)	(3.5)	(22.3)	(10.5)
Adjusted Income	$353.8	$273.5	$1,110.7	$1,105.9

Diluted EPS	$2.91	$0.67	$7.97	$11.58
Non-operating pension and postretirement benefit (credit) cost	—	0.13	0.04	0.55
Tax effect of non-operating pension and postretirement benefit (credit) cost	(0.01)	(0.03)	(0.02)	(0.14)
Change in fair value of investments (1)	(0.01)	1.94	1.17	(3.39)
Tax effect of change in fair value of investments (1)	—	(0.47)	(0.26)	0.55
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.20	0.12	0.78	0.37
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.05)	(0.03)	(0.19)	(0.09)
Adjusted EPS	$3.04	$2.33	$9.49	$9.43

Effective tax rate	17.2%	(1,634.9)%	14.4%	11.9%
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.3%	1,299.0%	0.1%	0.5%
Tax effect of change in fair value of investments (1)	—%	331.2%	0.9%	(1.2)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.3%	1.6%	0.6%	0.4%
Adjusted Effective Tax Rate	17.8%	(3.1)%	16.0%	11.6%
(1) Primarily relates to the change in fair value of investment in PTC.

Fiscal 2023 Guidance

	Fiscal 2022 Results	Fiscal 2023 Guidance
Diluted EPS	$7.97	$9.54 - $10.34
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.78	0.81
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.19)	(0.19)
Non-operating pension and postretirement benefit cost	0.04	0.05
Tax effect of non-operating pension and postretirement benefit cost	(0.02)	(0.01)
Change in fair value of investments (1)	1.17	—
Tax effect of change in fair value of investments (1)	(0.26)	—
Adjusted EPS (2)	$9.49	$10.20 - $11.00

Effective tax rate	14.4%	~ 17.7%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.6%	~ 0.3%
Tax effect of non-operating pension and postretirement benefit cost	0.1%	~ —%
Tax effect of change in fair value of investments (1)	0.9%	~ —%
Adjusted Effective Tax Rate	16.0%	~ 18.0%
(1) The year ended September 30, 2022, included a loss on investment of $136.9 million primarily due to the change in fair value of investment in PTC. Fiscal 2023 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
(2) Fiscal 2023 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2020 (1)	Mar. 31, 2021	Jun. 30, 2021	Sep. 30, 2021 (2)	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sep. 30, 2022
Cash provided by (used for) operating activities	$346.5	$248.9	$461.5	$204.1	$(12.0)	$90.8	$344.9	$399.4
Capital expenditures	(27.1)	(25.0)	(24.5)	(43.7)	(37.1)	(44.9)	(18.3)	(40.8)
Free cash flow	$319.4	$223.9	$437.0	$160.4	$(49.1)	$45.9	$326.6	$358.6
(1) Includes $70 million pre-tax legal settlement gain.
(2) Includes a payment of $28 million pre-tax to settle hedges executed in connection with our issuance of $1.5 billion of long-term notes in the fourth quarter of fiscal 2021.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for fiscal years 2022 and 2021:

	Year Ended
	Sep. 30, 2022	Sep. 30, 2021
Free cash flow (a)	682.0	1,140.7
Adjusted Income (b)	1,110.7	1,105.9
Free cash flow conversion (a/b)	61%	103%
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2022	2021
(a) Return
Net income	$919.1	$1,344.3
Interest expense	123.2	94.6
Income tax provision	154.5	181.9
Purchase accounting depreciation and amortization	103.9	55.1
Return	$1,300.7	$1,675.9
(b) Average invested capital
Short-term debt	$665.3	$147.0
Long-term debt	3,346.3	2,275.0
Shareowners’ equity	2,826.6	2,124.3
Accumulated amortization of goodwill and intangibles	1,012.1	988.5
Cash and cash equivalents	(523.8)	(730.6)
Short-term and long-term investments	(5.3)	(0.6)
Average invested capital	$7,321.2	$4,803.6
(c) Effective tax rate
Income tax provision	154.5	181.9
Income before income taxes	$1,073.6	$1,526.2
Effective tax rate	14.4%	11.9%
(a) / (b) * (1-c) Return On Invested Capital	15.2%	30.7%